UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 18, 2024

BANCORP 34, INC.

(Exact name of registrant as specified in its charter)

Maryland	333-273901	74-2819148
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8777 E. Hartford Drive, Suite 100

Scottsdale, Arizona 85255

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (623) 334-6064

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR § 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR § 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On March 19, 2024, Bancorp 34, Inc (“Bancorp 34”) completed its previously announced merger with CBOA Financial, Inc. (CBOA”) pursuant to the Agreement and Plan of Merger, dated as of April 27, 2023, as amended (the “Merger Agreement”). Under the Merger Agreement, CBOA was merged with and into Bancorp 34, with Bancorp 34 continuing as the surviving entity (the “Merger”). Immediately following the completion of the Merger, CBOAs wholly-owned subsidiary, Commerce Bank of Arizona, an Arizona state-chartered bank, was merged with and into Bancorp 34’s wholly-owned subsidiary, Bank 34, a federally chartered stock covered savings association (the “Bank”), with the Bank continuing as the surviving bank.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each CBOA shareholder has the right to receive 0.2628 shares of Bancorp 34 common stock, for each share of CBOA common stock owned by the shareholder, with cash to be paid in lieu of fractional shares. Additionally, each outstanding CBOA restricted stock unit vested and was cancelled and converted automatically into the right to receive 0.2628 shares of Bancorp 34 common stock with respect to each share of CBOA common stock underlying such restricted stock unit. In connection with the Merger, Bancorp 34 issued approximately 2,742,257 shares of Bancorp 34 common stock, which had a value of approximately $24.5 million based on the closing price of Bancorp common stock on March 18, 2024. Each outstanding share of Bancorp 34 common stock remained outstanding and was unaffected by the Merger.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is incorporated by reference as Exhibit 2.1 of this Current Report on Form 8-K.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

In connection with the Merger and pursuant to the terms of the Merger Agreement, on March 19, 2024, William F. Burt, Wortham (Pete) Cook and Don Van Winkle each resigned from the Board of Directors of Bancorp 34 (the “Board”), and the Board elected three former directors of CBOA to the Board. Mr. Burt, Mr. Cook and Mr. Van Winkle were also members of Bancorp 34’s corporate, nominating and governance committee and Mr. Cook and Mr. Van Winkle were members of Bancorp 34’s audit committee. The Board elected each of Robert Decker, Bill Assenmacher and Chris Webster to serve as members of the Board. It is expected that Mr. Decker will serve on Bancorp 34’s audit committee and Mr. Assenmacher will serve on Bancorp 34’s corporate, nominating and governance committee.

Each of Mr. Decker and Mr. Assenmacher will participate in Bancorp 34’s standard non-employee director compensation arrangements, as such arrangements may be amended from time to time, as described under Item 11, “Executive Compensation” beginning on page 126 of our Annual Report under the heading “Compensation of Directors for Fiscal Year 2023,” which description is incorporated herein by reference.

In connection with the Merger and pursuant to the terms of the Merger Agreement, on March 19, 2024, Mr. Chris Webster was appointed as the President of Bancorp 34. Mr. Webster has over 30 years of banking experience. Prior to joining Commerce Bank in 2014, he was President and a founding member of First Scottsdale Bank, N.A., a position for which he held from 2010 to 2013. Prior to serving with First Scottsdale Bank, Mr. Webster was with BBVA/Compass Bank where he managed the middle-market Commercial Banking Group and later became EVP/Manager of the Large Corporate Banking Group. Mr. Webster also held various leadership roles with The FINOVA Group, formerly a Phoenix headquartered middle-market commercial finance company.

In connection with that appointment, the Bank entered into an employment agreement with Mr. Webster. Mr. Webster has agreed to serve as the President of the Bank and Bancorp 34 for a two-year term ending April 30, 2025, that may be extended for additional one-year periods upon each anniversary of the agreement unless either Mr. Webster or Bank 34 gives prior 90 days’ notice of its intent not to renew the agreement. Mr. Webster’s initial base salary will be $275,000. In addition to his base salary, Mr. Webster will be entitled to receive a cash bonus equaling up to 40% of his annual base salary if the employee achieves certain performance levels established from time to time by the board of directors or its authorized designee.

The agreements provide that Mr. Webster will be reimbursed for reasonable and necessary travel, mobile cellular and data plans, and other business expenses. Mr. Webster will participate in the Bank’s retirement, welfare, health, and other benefit programs. Mr. Webster will be prohibited from disclosing trade secrets or confidential information.

The employment agreement provides that, if the Bank terminates Mr. Webster’s employment without cause prior to a change in control or more than 12 months following a change in control, the Bank will pay the executive on the first day of the month following the date of termination, and thereafter on the first day of the month for the next 11 months, compensation in an amount equal to 100% of his then current monthly base salary, plus any bonus earned or accrued through the date of termination.

In addition, if, within 12 months following a change in control the Bank terminates Mr. Webster without cause or Mr. Webster terminates his employment for good reason, Mr. Webster will be entitled to severance equal to the sum of Mr. Webster’s then current base salary plus the average of his last two years’ bonuses multiplied by two, plus any bonuses awarded for previous years but which have not been paid. While we believe the amounts to be paid to Mr. Webster upon termination are reasonable compensation for services, if the Bank’s independent accounting firm or independent tax counsel were to determine that payments to the executive would constitute “excess parachute payments,” the payments to the executive will be either delivered in full or reduced such that no portion would be subject to any additional tax liability applicable to the executive as a result of such payments, whichever results in the greatest amount of benefits to the executive, as determined by the Bank’s independent accounting firm or independent tax counsel.

Finally, during his employment and for a period of 12 months thereafter (other than when his employment has been terminated within one year following a change in control), Mr. Webster may not, subject to limited exceptions, (i) compete with the Bank or its affiliates by forming, serving as an organizer, director, or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company of a depository financial institution, if the depository institution or holding company has one or more offices or branches within the Bank’s territory, (ii) solicit the Bank’s customers for a competing business, or (iii) solicit the Bank’s employees for a competing business.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

Bancorp 34 held a special meeting of its stockholders on Monday, March 18, 2024, related to Bancorp 34’s proposed merger with CBOA. On the record date, Bancorp 34 had 3,860,495 shares of common stock outstanding and entitled to vote at the special meeting. The matters submitted to stockholders at the meeting and the voting results thereof were as follows:

Proposal 1 – Merger Proposal

Bancorp 34’s stockholders adopted the Merger Agreement under which CBOA will merge with and into Bancorp 34 with Bancorp 34 as the surviving corporation in the merger. The following is a tabulation of the voting results for Proposal 1:

Votes For	Votes Against	Abstentions	Broker Non-Votes
2,378,361	17,563	3,455	—

Proposal 2 – Adjournment Proposal

Bancorp 34’s stockholders approved a proposal to adjourn the special meeting, if necessary or appropriate to permit further solicitations in favor of the merger proposal. Although Proposal 2 was approved, the adjournment of the special meeting was not necessary because Bancorp 34’s stockholders approved Proposal 1. The following is a tabulation of the voting results for Proposal 2:

Votes For	Votes Against	Abstentions	Broker Non-Votes
2,380,704	17,628	1,047	—

Item 7.01.	Regulation FD Disclosure.

On March 19, 2024, Bancorp 34 issued a press release announcing the completion of the Merger. A copy of the press release is furnished as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)     Financial Statements of Businesses Acquired.

The financial information required by this Item 9.01(a) of Form 8-K will be filed by an amendment to this Current Report on Form 8-K no later than 71 calendar days after the date on which this Current Report on Form 8-K was required to be filed.

(b)     Pro Forma Financial Information.

The pro forma financial information required by this Item 9.01(b) of Form 8-K will be filed by an amendment to this Current Report on Form 8-K no later than 71 calendar days after the date on which this Current Report on Form 8-K was required to be filed.

Index of Exhibits

Exhibit No.	Description
2.1

Agreement and Plan of Merger by and between Bancorp 34, Inc. and CBOA Financial, Inc. dated as of April 27, 2023, as amended (incorporated by reference to Annex A of Bancorp 34’s Registration Statement on Form S-4 (File No. 333-273901) filed on January 5, 2024).*

99.1	Press Release dated March 19, 2024 (furnished only).
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

*	Schedules and similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish supplementally a copy of any omitted schedules or similar attachment to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANCORP 34, INC.

By:	/s/ James T. Crotty
James T. Crotty
President and Chief Executive Officer

Dated:	March 21, 2024